AVEO Pharmaceuticals, Inc.
30 Winter Street
Boston, MA 02108
p. 857.400.0101

April 8, 2021

Michael Ferraresso
84 Naugus Road
Marblehead, MA 01945

Dear Mike:

It is with great pleasure that we present to you a promotion from your current position of SVP, Commercial Analytics & Business Development to Chief Commercial Officer.

Position. Your new position will be Chief Commercial Officer, and you will be designated a “Section 16 officer” (with the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934).

Compensation:
•Base Salary. Your annual salary will be at the annualized rate of $370,369 paid semi-monthly retroactive to January 1, 2021.

•Incentive Bonus.  You will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 40% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

•Stock Options. Subject to approval of the Company’s Compensation Committee, the Company shall grant you stock options to purchase 500,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan. The options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

You will be also eligible to participate in the Company’s annual renewal equity program. Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

All options shall be subject to all terms, vesting schedules and other provisions set forth in the respective option plan and in a separate option agreement.

Benefits. Company benefits plans in which you are already enrolled will remain unchanged.

Severance and Change in Control. Please refer to the document included with this offer of employment entitled Severance and Change in Control Agreement which is attached hereto with Exhibit A outlining specific Change in Control policies and incorporated herein by reference.

AVEO Pharmaceuticals, Inc.
30 Winter Street
Boston, MA 02108
p. 857.400.0101

Contingencies. Your offer of employment is contingent upon approval of your appointment by the AVEO Board of Directors.

Other. As a full-time employee we expect that you will devote your full-time professional efforts to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

Miscellaneous. This offer of employment is intended to outline the terms of compensation and benefits available to you should you choose to accept this position. It is not intended to imply any contract or contractual rights. Your employment will be at-will. Accordingly, you or the Company may end the employment relationship for any reason, at any time.

This letter, together with the Severance and Change in Control Agreement and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire promotion regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this promotion letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.)

.
Very truly yours,

/s/ Michael P. Bailey
Michael Bailey
President and Chief Executive Officer

The foregoing correctly sets forth the terms and conditions of my employment by AVEO. I am not relying on any other oral or written representations other than as set forth above in this letter.

/s/ Michael Ferraresso                    April 29, 2021
By: Michael Ferraresso                Date